EXECUTION COPY

AMENDMENT NO. 2 TO
RIGHTS AGREEMENT

     AMENDMENT NO. 2 (the “Amendment”), dated as of June 5, 2005, to the Rights Agreement, dated as of June 1, 1997 (as amended on February 17, 1999, the “Rights Agreement”), between Providian Financial Corporation, a Delaware corporation (the “Company”), and EquiServe, Inc. and EquiServe Trust Company, N.A. as successors-in-interest to First Chicago Trust Company of New York, as Rights Agent (the “Rights Agent”).

RECITALS

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

     WHEREAS, Washington Mutual, Inc., a Washington corporation (“Purchaser”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Plan”) pursuant to which the Company will merge with and into Purchaser (including the subsequent Subsidiary Merger, as such term is defined in the Plan, the “Merger”). The Board of Directors of the Company has approved the Plan.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to such time as any Person becomes an Acquiring Person (as defined in the Rights Agreement) the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     Accordingly, the parties agree as follows:

     A. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

(e) “Purchaser” means Washington Mutual, Inc., a Washington corporation.

(o) “Merger” shall mean, collectively, the “Merger” and the “Subsidiary Merger” as such terms are defined in the Plan.

(r) “Plan” shall mean the Agreement and Plan of Merger, dated as of June 5, 2005, by and between the Company and Purchaser, as it may be amended from time to time.

     B. Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     “Notwithstanding anything in this Rights Agreement to the contrary, Purchaser shall not be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Plan, (ii) the consummation of the Merger or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

     C. Amendment of the definition of “Shares Acquisition Date”. The definition of “Shares Acquisition Date” in Section 1(x) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

     “Notwithstanding anything in this Rights Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

     D. Amendment of the definition of “Distribution Date”. The definition of “Distribution Date” in Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “...the earlier of such dates being herein referred to as the ‘Distribution Date’” in the fourth parenthetical in subsection 3(a)(ii) :

     “; provided however, that notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Plan, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction contemplated in the Plan, including without limitation the consummation thereof.”

     E. Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(d):

     “Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution of the Plan or by virtue of any of the transactions contemplated by the Plan, including without limitation the consummation thereof.”

     F. Amendment of the definition of “Final Expiration Date”. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the earlier of (a) the Close of Business on June 30, 2007 and (b) the consummation of the Merger (such earlier date the “Final Expiration Date”),”

     G. Amendment of Section 26. Section 26 of the Rights Agreement is hereby amended by replacing the reference to “First Chicago Trust Company of New York” with “EquiServe Trust Company, N.A.” and replacing the reference to “Tenders and Exchanges Administration” in the Attention field with “Client Administration”.

     H. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     I. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

PROVIDIAN FINANCIAL CORPORATION
Attest:

By:	/s/ Robert Rowe	By:	/s/ Joseph W. Saunders

	Name: Robert Rowe		Name: Joseph W. Saunders
	Title: Executive Vice President & Co-General Counsel		Title: Chairman, President & Chief Executive Officer

EQUISERVE, INC. AND EQUISERVE TRUST COMPANY, N.A., on behalf of both companies
Attest:

By:	/s/ Suzanne Oliver	By:	/s/ Stephen Cesso

	Name: Suzanne Oliver		Name: Stephen Cesso
	Title: Assistant Counsel		Title: General Counsel